Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2021 First Quarter Results

Oxford, CT – August 6, 2020 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2021.

First Quarter Financial Highlights

	Fiscal 2021		Fiscal 2020		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$156.5		$182.7		-14.3%
Gross margin	$59.5		$70.7		-15.9%
Gross margin %	38.0%		38.7%
Operating income	$28.8	$29.9	$38.5	$38.5	-25.1%	-22.2%
Operating income %	18.4%	19.1%	21.1%	21.1%
Net income	$22.7	$23.6	$30.5	$30.5	-25.6%	-22.7%
Diluted EPS	$0.91	$0.95	$1.23	$1.23	-26.0%	-22.8%

(1)	Results exclude items in reconciliation below.

“Our first quarter was one of the most unusual, ever! Our primary objective was to protect our employees from the threats the pathogen posed by creating safe workplaces, our second objective was to operate our facilities efficiently in this environment of extreme government induced uncertainty, and our third objective was to confirm, by account, that product produced would be sold” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “I am very pleased with the results and thank all our employees for their support and goodwill on behalf of RBC Bearings during this challenging period for everyone”.

First Quarter Results

Net sales for the first quarter of fiscal 2021 were $156.5 million, a decrease of 14.3% from $182.7 million in the first quarter of fiscal 2020, and organic net sales decreased 15.5% year over year. Net sales for the aerospace markets decreased 14.9% while industrial market net sales declined 13.3% or 16.6% on an organic basis. Gross margin for the first quarter of fiscal 2021 was $59.5 million compared to $70.7 million for the same period last year.

SG&A for the first quarter of fiscal 2021 was $26.8 million, a decrease of $3.3 million from $30.1 million for the same period last year. The decrease was primarily due to lower personnel-related costs of $4.1 million offset by $0.8 million of other items. As a percentage of net sales, SG&A was 17.1% for the first quarter of fiscal 2021 compared to 16.5% for the same period last year.

Other operating expenses for the first quarter of fiscal 2021 totaled $3.8 million compared to $2.1 million for the same period last year. For the first quarter of fiscal 2021, other operating expenses consisted primarily of $2.5 million of amortization of intangible assets, $1.1 million of restructuring costs and related items and $0.2 million of other items. For the first quarter of fiscal 2020, other operating expenses were comprised mainly of $2.3 million in amortization of intangible assets offset by $0.2 million of other income.

Operating income for the first quarter of fiscal 2021 was $28.8 million compared to $38.5 million for the same period last year. Excluding other restructuring charges and related items of $1.1 million, adjusted operating income for the first quarter of fiscal 2021 was $29.9 million. Adjusted operating income as a percentage of net sales was 19.1% for the first quarter of fiscal 2021 compared to 21.1% for the same period last year.

Interest expense, net was $0.4 million for the first quarter of fiscal 2021 compared to $0.5 million for the same period last year.

Income tax expense for the first quarter of fiscal 2021 was $5.7 million compared to $7.3 million for the same period last year. The effective income tax rate for the first quarter of fiscal 2021 was 20.0% compared to 19.3% for the same period last year. The current quarter income tax expense included $0.3 million of benefit from share-based stock compensation along with $0.1 million tax benefit associated with the release of unrecognized tax positions related to a statute of limitations expiration. Income tax expense for the same period last year was impacted by $0.5 million of benefit associated with share-based stock compensation and $0.2 million of discrete and other tax benefits.

Net income for the first quarter of fiscal 2021 was $22.7 million compared to $30.5 million for the same period last year. On an adjusted basis, net income was $23.6 million for the first quarter of fiscal 2021 compared to $30.5 million for the same period last year.

Diluted EPS for the first quarter of fiscal 2021 was $0.91 per share compared to $1.23 per share for the same period last year. On an adjusted basis, diluted EPS was $0.95 for the first quarter of fiscal 2021 compared to $1.23 per share for the same period last year.

Backlog as of June 27, 2020 was $431.9 million compared to $459.4 million as of June 29, 2019.

Liquidity

The Company ended the first quarter of fiscal 2021 with a strong cash balance and liquidity position. Cash at June 27, 2020 was $143.6 million and the Company had approximately $259.3 million of undrawn revolving credit on its two bank facilities. The Company ended the quarter with total debt of $23.1 million and was in full compliance with all covenants under its credit agreements.

Outlook for the Second Quarter Fiscal 2021

The Company expects net sales to be approximately $148.0 million to $152.0 million in the second quarter of fiscal 2021, compared to $181.9 million last year.

Live Webcast

RBC Bearings Incorporated will host a webcast on Friday, August 7th at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 1175036. An audio replay of the call will be available from 1:45 p.m. ET August 7, 2020 until 1:45 p.m. ET August 14, 2020. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 1175036. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, COVID-19 pandemic, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Ernest Hawkins

203-267-5010

Ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	June 27,	June 29,
	2020	2019
Net sales	$156,493	$182,690
Cost of sales	97,040	111,996
Gross margin	59,453	70,694

Operating expenses:
Selling, general and administrative	26,829	30,087
Other, net	3,810	2,117
Total operating expenses	30,639	32,204

Operating income	28,814	38,490

Interest expense, net	425	547
Other non-operating expense (income)	42	169
Income before income taxes	28,347	37,774
Provision for income taxes	5,658	7,275
Net income	$22,689	$30,499

Net income per common share:
Basic	$0.92	$1.24
Diluted	$0.91	$1.23

Weighted average common shares:
Basic	24,763,903	24,501,707
Diluted	24,933,941	24,807,307

	Three Months Ended
Reconciliation of Reported Operating Income to	June 27,	June 29,
Adjusted Operating Income:	2020	2019
Reported operating income	$28,814	$38,490
Restructuring costs and related items	1,119	-
Adjusted operating income	$29,933	$38,490

Reconciliation of Reported Net Income and Net Income	Three Months Ended
Per Common Share to Adjusted Net Income and	June 27,	June 29,
Adjusted Net Income Per Common Share:	2020	2019
Reported net income	$22,689	$30,499
Restructuring costs and related items (1)	896	-
Foreign exchange translation loss (1)	61	283
Discrete and other tax items benefit	(25)	(233)
Adjusted net income	$23,621	$30,549
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.95	$1.25
Diluted	$0.95	$1.23

Weighted average common shares:
Basic	24,763,903	24,501,707
Diluted	24,933,941	24,807,307

	Three Months Ended
	June 27,	June 29,
Segment Data, Net External Sales:	2020	2019
Plain bearings segment	$78,875	$87,489
Roller bearings segment	22,900	36,859
Ball bearings segment	18,840	17,710
Engineered products segment	35,878	40,632
	$156,493	$182,690

	Three Months Ended
	June 27,	June 29,
Selected Financial Data:	2020	2019
Depreciation and amortization	$8,396	$7,520

Share-based stock compensation expense	5,438	4,802

Adjusted operating income plus depreciation/amortization
plus share-based stock compensation expense	$43,767	$50,812

Cash provided by operating activities	$48,359	$40,136

Capital expenditures	$3,875	$12,040

Total debt	$23,124	$26,743

Cash and short-term investments	$143,615	$32,713

Repurchase of common stock	$4,391	$9,514

Backlog	$431,948	$459,413

	Three Months Ended
	June 27,	June 29,
Reconciliation of Total Net Sales to Organic Sales:	2020	2019
Net sales	$156,493	$182,690
Swiss Tool - acquisition	(2,185)	-
Organic net sales	$154,308	$182,690

	Three Months Ended
	June 27,	June 29,
Reconciliation of Aerospace Net Sales to Organic Sales:	2020	2019
Net sales	$98,982	$116,319
Swiss Tool - acquisition	-	-
Organic net sales	$98,982	$116,319

	Three Months Ended
	June 27,	June 29,
Reconciliation of Industrial Net Sales to Organic Sales:	2020	2019
Net sales	$57,511	$66,371
Swiss Tool - acquisition	(2,185)	-
Organic net sales	$55,326	$66,371

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